CUSIP No. 10949T109	SCHEDULE 13G	Page 9 of 9 Pages

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Harvest Natural Resources dated as of February 14, 2022 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

NUT TREE CAPITAL MANAGEMENT, LP

By:	/s/ Jared R. Nussbaum
Jared R. Nussbaum, Chief Investment Officer and managing partner

NUT TREE CAPITAL MANAGEMENT GP, LLC

By:	/s/ Jared R. Nussbaum
Jared R. Nussbaum, sole member

JARED R. NUSSBAUM

	By:	/s/ Jared R. Nussbaum

February 14, 2022